Exhibit 21

Capital Properties, Inc. and Subsidiaries

Subsidiaries of the Company

(As of February 28, 2013)

Subsidiary	State of Incorporation or Formation

Capital Terminal Company	Rhode Island

Dunellen, LLC	Delaware

Tri-State Displays, Inc.	Rhode Island

41